Exhibit (a)(1)

OFFER TO EXCHANGE OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON DECEMBER 26, 2002 AT 9:00 P.M., PACIFIC TIME, UNLESS THE OFFER IS EXTENDED

VeriSign, Inc. is offering to domestic employees of it or its subsidiaries the right to exchange all unexercised options to purchase shares of its common stock under the VeriSign, Inc. 2001 Stock Incentive Plan (the “2001 Plan”) for new stock options with a new exercise price to be granted under the 2001 Plan. Members of the Board of Directors, executive officers and non-employees are not eligible to participate in this Option Exchange Program. Additionally, persons receiving option grants subsequent to May 24, 2002 are not eligible to participate in this Option Exchange Program.

We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Election to Participate. Some key features of the Option Exchange Program include:

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The number of shares that will be subject to the new option(s) to be granted for each share subject to a cancelled option is set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events:

Current Exercise Price of Cancelled Option	Number of Shares Subject to Cancelled Options	Number of Shares Subject to New Options
$24.99 or less	1	1.000
$25.00 to $49.99	1	0.500
$50.00 or more	1	0.400

•	All of the shares subject to an option must be cancelled.

•	The new options will be nonqualified stock options and not incentive stock options.

•
The outstanding options that employees elect to exchange and that have been accepted for exchange by VeriSign will be cancelled on December 26, 2002, unless this offer is extended. The new options will be granted no sooner than June 27, 2003, which is six months and one day after the date the options will be cancelled.

•	The exercise price of the new options will be the closing sales price of our common stock as reported on the Nasdaq National Market on the new option grant date.

•
The new options will be vested to the same degree, as a percentage of the option, that the cancelled option would have been vested on the new option grant date if the cancelled option had not been cancelled and will continue to vest on the same schedule as the cancelled option, as a percentage of the option.

•	The new options will have the same expiration date as the cancelled options.

The terms of the Option Exchange Program are described in greater detail in this Offer to Exchange document. We urge you to read it and the related documents carefully and in their entirety. This Option Exchange Program is subject to the terms and conditions described in these documents.

In order to receive new option(s) under the Option Exchange Program, you must still be employed by VeriSign on the new option grant date. Your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee of VeriSign. In addition, we cannot guarantee that you will receive new options in the Option Exchange Program if a change of control of VeriSign occurs between the cancellation of your options and the new option grant date.

If you choose not to exchange your options, then your options will remain outstanding and they will retain their current exercise price, vesting schedule and expiration term.

We are implementing the Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the Option Exchange Program will provide renewed incentives to our employees and that, for many employees, the exchange will create a better opportunity to obtain value from their options. We also believe that it will provide a more tangible incentive to employees to work to increase VeriSign’s share value overall. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options for new options.

Although our Board of Directors has approved the Option Exchange Program, neither VeriSign nor our Board of Directors make any recommendation as to whether you should exchange or refrain from exchanging your options. You must make your own decision whether to exchange your options.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “VRSN”. On November 26, 2002, the last sale price of our common stock as reported on the Nasdaq National Market was $9.97 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

You should direct questions about the Option Exchange Program or requests for assistance or for additional copies of this Offer to Exchange or the Election to Participate to Linda Hart in VeriSign Stock Administration by telephone at (650) 426-3412.

SUMMARY TERM SHEET

This section answers some of the questions that you may have about the Option Exchange Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the accompanying Election to Participate form because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the Election to Participate form.

GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

1.    What is the Option Exchange Program?

We are offering to our domestic employees the right to exchange unexercised options to purchase shares of our common stock for new stock options with a new exercise price to be granted on the date of the first meeting of our compensation committee held more than six months and one day after the date we cancel the options accepted for exchange. We currently anticipate that the new options will be granted under the Option Exchange Program on or after June 27, 2003, unless this offer is extended.

2.    Why is VeriSign implementing the Option Exchange Program?

We are implementing the Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer provide the same employee incentives as when they were granted. We are offering this program to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options in exchange for new options to purchase shares at a new price.

Since stock options are a key long-term incentive in our total compensation strategy, the Option Exchange Program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value. We hope the Option Exchange Program will create better performance incentives for our employees and increase the value of our common stock for stockholders. However, this cannot be guaranteed in light of the risks of a volatile and unpredictable stock market.

3.    Who is eligible to participate?

All current domestic employees of VeriSign or its subsidiaries who hold stock options under the 2001 Plan are eligible to participate in the Option Exchange Program. Members of our Board of Directors, executive officers and non-employees are not eligible to participate in the Option Exchange Program. Additionally, persons receiving option grants subsequent to May 24, 2002 are not eligible to participate in the Option Exchange Program.

4.    Are employees located outside of the United States eligible to participate?

Employees located outside of the United States are not eligible to participate in the Option Exchange Program.

5.    What securities are we offering to exchange?

We are offering the right to exchange all unexercised options to purchase shares of VeriSign common stock granted by VeriSign under the VeriSign, Inc. 2001 Stock Incentive Plan, referred to as the 2001 Plan, prior to the date of the Offer to Exchange. No options granted under other stock option plans of VeriSign or its subsidiaries are eligible for the Option Exchange Program. All new options granted under the Option Exchange Program will be granted under the 2001 Plan.

6.    Why can’t VeriSign just reprice my options, as I have seen done at other companies?

In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to reprice options, we would be required for financial reporting purposes to record compensation expense against our earnings.

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7.    Why can’t I just be granted additional new options?

Because of the number of options currently outstanding, a grant of additional options to all VeriSign employees holding out-of-the-money options could significantly dilute our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

8.    In brief, what will be the sequence of events should I decide to participate in the Option Exchange Plan?

Exchange Election Period	You may elect (or withdraw your election) to participate in the Option Exchange Program during this time All elections are final and irrevocable at 9:00 p.m. Pacific Time on December 26, 2002	November 27, 2002–December 26, 2002

Cancellation Date	All options you elect to include in the Option Exchange Program are cancelled	December 26, 2002

New Option Grant Date	This is the date new options are granted to replace the options you elected to have cancelled	On or after June 27, 2003 (a minimum of 6 months and 1 day after the cancellation date)

9.    What do I need to do to participate in the Option Exchange Program?

To participate in the Option Exchange Program, you must make a voluntary election that will become irrevocable at 9:00 p.m. Pacific Time on December 26, 2002, to cancel your outstanding stock options in exchange for new stock options to be granted on the new option grant date. To make this voluntary election, you must complete the Election to Participate that is attached at the end of this Offer to Exchange, sign it, and ensure that VeriSign Stock Administration receives it no later than 9:00 p.m. Pacific Time on December 26, 2002. You can return your form by fax to (650) 426-3335 or by mail to VeriSign, Inc., Stock Administration, Attn: Linda Hart, 487 East Middlefield Road, Mountain View, California 94043. Alternatively, you can hand deliver your form to VeriSign Stock Administration at one of the following locations:

Mountain View Site: Linda Hart Manager, Stock Administration 487 East Middlefield Road, Room #21053 Mountain View, CA 94043 (650) 426-3412 (o) (650) 426-3335 (fax)	Northern Virginia Sites: David Pomponio Director, Employee Programs 21345 Ridgetop Circle, Room 1147 Dulles, VA 20166 (703) 948-4562 (o)	Olympia, Washington Site: Jamie Schultz Director, Human Resources 4501 Intelco Loop SE PO Box 2909 Olympia, WA 98507 (360) 493-6193 (o)

Kansas City, Kansas Site: Denise Hedrick HR Consultant 7400 West 129th Street Overland Park, KS 66213 (913) 814-6206 (o)	Savannah, Georgia Site: Erin Sheldon HR Consultant 222 W Oglethorpe Avenue, 2nd Floor Savannah, GA 31401 (912) 557-4156 (o)

VeriSign Stock Administration will send you a confirmation by e-mail promptly after receipt of your Election to Participate. VeriSign will send another confirmation within three business days of the expiration date confirming the cancellation of your options under the Option Exchange Program.

10.    What is the deadline to elect to participate in the Option Exchange Program?

The deadline to elect to participate in the Option Exchange Program is 9:00 p.m. Pacific Time on December 26, 2002, unless we extend it. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the Option Exchange Program, we will make an announcement of the extension no later than 9:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must deliver these documents before the extended expiration date.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the Option Exchange Program.

11.    What will happen if I do not turn in my form by the deadline?

If your election is not received by VeriSign Stock Administration by the deadline, you will retain your existing options and will not participate in the Option Exchange Program. Your existing stock options will remain unchanged with their original exercise price and original terms.

12.    How do I withdraw from the Option Exchange Program after I have submitted an Election to Participate?

You may withdraw your election to participate in the Option Exchange Program at any time before 9:00 p.m. Pacific Time on December 26, 2002. If we extend the Option Exchange Program beyond that time, you may withdraw your options elected for exchange at any time until the expiration of the extended deadline.

To withdraw an election to exchange options, you must deliver to VeriSign Stock Administration a completed Notice of Withdrawal in the form accompanying this Offer to Exchange with the required information prior to 9:00 p.m. Pacific Time on December 26, 2002. The Notice of Withdrawal may be delivered in the same manner and to the same locations described in the answer to Question 9. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 9.

13.    When will the options that I elect to exchange be removed from E*TRADE OptionsLink?

After you submit your Election to Participate, the options that you have elected to exchange will continue to appear in E*TRADE OptionsLink until the effective date of the cancellation. If you attempt to exercise any of these options during that period without first withdrawing your election, VeriSign Stock Administration will block the transaction and you will be responsible for any resulting costs and liabilities.

14.    When am I eligible to receive future grants of options?

Because of unfavorable accounting consequences, participants in the Option Exchange Program are not eligible to receive any additional stock option grants until after the new option grant date. After the new option grant date, participants in the Option Exchange Program will be eligible for future stock option grants, if any.

15.    Does VeriSign plan to make any company-wide option grants between the cancellation date and the new option grant date?

No. We do not anticipate making any company-wide option grants until after the new option grant date.

16.    Are there any tax consequences to my participation in the Option Exchange Program?

If you participate in the Option Exchange Program, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new options are granted. With regard to the new options, the tax aspects of such options will be the same as any other option grant. Those consequences are described in Section 13 of the Offer to Exchange. If you do not participate in the Option Exchange Program, we do not believe that any of the terms of your eligible stock options will change.

We recommend that you consult your own tax and financial advisor with respect to the federal, state and local tax consequences of participating in the Option Exchange Program in your particular circumstances.

17.    How should I decide whether or not to participate in the Option Exchange Program?

The decision to participate in the Option Exchange Program must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. It will also depend on the exercise price and vesting status of your current options.

18.    What does VeriSign and VeriSign’s Board of Directors think of the Option Exchange Program?

Our Board of Directors approved the Option Exchange Program, but neither VeriSign nor our Board of Directors makes any recommendation as to whether you should participate in the Option Exchange Program. Members of our Board of Directors and executive officers are not eligible to participate in the Option Exchange Program.

19.    What if my employment at VeriSign ends between the date of this Offer to Exchange and the new option grant date?

Your employment with VeriSign is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. You cannot revoke your Election to Participate after 9:00 p.m., Pacific Time, on December 26, 2002. If your employment with VeriSign or one of its subsidiaries is terminated by you or VeriSign voluntarily, involuntarily or for any reason or no reason, before your new options are granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been issued on the new option grant date. Therefore, if you are not an employee of VeriSign or one of our subsidiaries on the new option grant date, you will not receive new options under the Option Exchange Program or any other consideration in exchange for your cancelled options.

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

20.    Which options can be cancelled?

You may voluntarily elect to cancel one or more entire outstanding option(s) granted to you under the 2001 Stock Incentive Plan.

21.    Can I exchange either vested or unvested options?

Yes, you may exchange any or all of your unexercised options, whether or not they are vested.

22.    Do I have to exchange an entire option or can I decide to cancel only a portion of an option?

You may choose to cancel one unexercised option in its entirety and not cancel another option. By way of example, if you have an option for 1,000 shares granted in April 2000 and another for 450 shares granted in February 2002, you could elect to cancel both, either or neither of these grants. You could not elect to cancel only 500 shares of the April 2000 grant, or any other partial cancellation of either option grant.

23.    Can I exchange options that I have already completely exercised?

No. If you exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not eligible for exchange under the Option Exchange Program.

24.    Can I exchange options that I have partly exercised, but still have some unexercised shares remaining?

If you previously exercised an option in part, the remaining unexercised portion of the option that is outstanding may be exchanged under the Option Exchange Program.

25.    If I choose to participate in the Option Exchange Program, what will happen to my options that will be cancelled?

If you elect to participate in the Option Exchange Program, then at 9:00 p.m., Pacific Time, on December 26, 2002, we will cancel all of your outstanding options that you have elected to cancel. These cancelled options will be returned to the 2001 Plan and reserved and available for future option grants by VeriSign.

SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

26.    When will VeriSign grant the new options?

We will grant the new options on the new option grant date, which will be the date of the first meeting of the Compensation Committee on or after June 27, 2003. If we cancel options elected for exchange on December 26, 2002, the new option date of the new options will be on or after June 27, 2003. It is our current intention to grant new options under the Option Exchange Program as close to June 27, 2003 as possible. In no event will new options be granted under the Option Exchange Program sooner than six months and one day after the cancellation date.

27.    How many new option shares will I receive?

Employees who participate in this program will receive a new option on the new option grant date in exchange for each cancelled option. The number of shares covered by each new option will depend on the exercise price of each cancelled option. The number of shares that will be subject to the new option(s) to be granted to you for each share subject to an option that is cancelled under the Option Exchange Program is set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events that may occur during the exchange period:

Current Exercise Price of Cancelled Option	Number of Shares Subject to Cancelled Options	Number of Shares Subject to New Options
$24.99 or less	1	1.000
$25.00 to $49.99	1	0.500
$50.00 or more	1	0.400

For example, if the cancelled option covered 3,000 shares at an exercise price of $60.00, the new option would cover 1,200 shares; if the cancelled option covered 3,000 shares at an exercise price of $40.00, the new option would cover 1,500 shares; and if the cancelled option covered 3,000 shares at an exercise price of $20.00, the new option would cover 3,000 shares.

No fractional shares will be issued. If the number of shares subject to a new option issuable on the grant date would include a fraction of a share, the number of shares will be rounded. For example, if you exchange an option to purchase 251 shares at an exercise price of $60.00 per share, the actual number of options received will be 100 shares, with no fractional 0.40 shares issued.

Each new option will be granted under the 2001 Plan under a new stock option award form. If you choose to cancel more than one option, you will have the same number of options following the new option grant date. Separate cancelled options will not be consolidated into a single new option.

28.    What will the exercise price of the new options be?

The exercise price of the new options will be the closing sales price of our common stock as reported on the Nasdaq National Market on the new option grant date.

29.    If the exercise price on the new options is higher than it was on my old (cancelled) options, can I revert to my original grant with its original exercise price?

No. Once your old options have been cancelled, it is not possible to regrant them. Because the new option grant date is more than six months after the date we cancel the options accepted for exchange and the market price of our stock is volatile, it is possible that the new options may have a higher exercise price than your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. You must carefully consider the exercise price of your existing options and your expectations of the future value of the stock.

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30.    What will the vesting schedule of the new options be?

The vesting of the new options will be on the same schedule as the cancelled options, as percentages of the options. On the new option grant date, the new option will be vested to the same extent, as a percentage of the option, that the cancelled option would have been vested if the cancelled option had remained outstanding until the new option grant date. All vested shares on the new option grant date will be immediately exercisable.

31.    Can I have an example?

The following is an example for a hypothetical employee. Your situation is likely to vary in significant respects.

Original Option:
Grant Date:	September 6, 2001
Shares subject to original stock option:	1,000
Original stock option exercise price:	$34.16
Original vesting schedule:	25% of the shares vested on September 6, 2002, and 6.25% of the shares vest each of the next 12 quarters thereafter
Shares vested on the cancellation date:	313

New Option:
New option grant date:	On or after June 27, 2003
Hypothetical closing stock price on the new option grant date:	$8.00
Shares subject to new option:	500
Shares that would be vested on the new option grant date:	218
Shares vesting each quarter thereafter:	31

32.    What will be the terms and conditions of the new options?

The terms and conditions of the new options will be substantially the same as the cancelled options, except that the new options will have a new exercise price. The new options will expire on the same expiration date as was applicable for the cancelled options.

33.    When will I see the new options at E*TRADE OptionsLink?

All employees can view their stock options on the Internet at E*TRADE OptionsLink (http://www.optionslink.com). We anticipate that you will see your new stock options in your account within approximately fifteen days of the new option grant date.

34.    What happens if VeriSign is subject to a change in control before the new options are granted?

We cannot guarantee that the acquiring company in any change of control transaction would agree to assume existing options and therefore assume the obligation to issue new options under the Option Exchange Program. Therefore, it is possible that you may not receive any new options, securities of the surviving company or other consideration in exchange for your cancelled options if we are acquired before the new options are granted under the Option Exchange Program. In addition, the announcement of a change of control transaction regarding VeriSign could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Option Exchange Program.

35.    After the grant of my new options, what happens if I again end up “underwater”?

We are implementing the Option Exchange Program at this time due to the stock market conditions that have affected many companies throughout the country. Therefore, this is intended to be a one-time offer and we do not currently expect to implement such a program again in the foreseeable future. As your stock options had a term of ten years from the grant date, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is above the trading price of our common stock for some period of time after the grant date of the new options. However, we can provide no assurance as to the price of our common stock at any time in the future.

IMPORTANT

If you wish to exchange your options, you must complete and sign the accompanying Election to Participate form in accordance with its instructions, and deliver it to Linda Hart in VeriSign Stock Administration. You may send documents by fax to (650) 426-3335 or by mail to VeriSign, Inc., Stock Administration, Attn: Linda Hart, 487 East Middlefield Road, Mountain View, California 94043. Alternatively, you can hand deliver your form to VeriSign Stock Administration at one of the following locations:

Mountain View Site: Linda Hart Manager, Stock Administration 487 East Middlefield Road, Room #21053 Mountain View, CA 94043 (650) 426-3412 (o) (650) 426-3335 (fax)	Northern Virginia Sites: David Pomponio Director, Employee Programs 21345 Ridgetop Circle, Room 1147 Dulles, VA 20166 (703) 948-4562 (o)	Olympia, Washington Site: Jamie Schultz Director, Human Resources 4501 Intelco Loop SE PO Box 2909 Olympia, WA 98507 (360) 493-6193 (o)

Kansas City, Kansas Site: Denise Hedrick HR Consultant 7400 West 129th Street Overland Park, KS 66213 (913) 814-6206 (o)	Savannah, Georgia Site: Erin Sheldon HR Consultant 222 W Oglethorpe Avenue, 2nd Floor Savannah, GA 31401 (912) 557-4156 (o)

Please allow sufficient time to ensure that we receive these documents by the deadline of 9:00 p.m. Pacific Time on December 26, 2002. If you send your documents by fax, please be sure to retain a confirmation of delivery. You do not need to return your existing stock option agreements to participate in the Option Exchange Program.

This Offer to Exchange does not constitute an offer to exchange with or sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction in which such an offer or solicitation is not authorized. No action has been taken by VeriSign that would, or is intended to, permit an offer of the securities in any country or jurisdiction where any such action for that purpose is required. Accordingly, the securities may not be exchanged, offered or sold, directly or indirectly, and neither this Offer to Exchange nor any other offer to exchange, prospectus, form of application, advertisement or other document or information may be distributed or published in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations.

VeriSign has not authorized any person to make any recommendation on its behalf as to whether you should elect to exchange or refrain from exchanging your options under the Option Exchange Program. You should rely only on the information contained in this document or to which we have referred you. VeriSign has not authorized anyone to give you any information or to make any representations in connection with the Option Exchange Program other than the information and representations contained in this document or in the accompanying Election to Participate. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by VeriSign.

INTRODUCTION

VeriSign, Inc. is offering to the domestic employees of it and its subsidiaries the right to exchange outstanding options to purchase shares of our common stock under the VeriSign, Inc. 2001 Stock Incentive Plan (the “2001 Plan”) for new stock options that we will grant under the 2001 Plan. Members of our Board of Directors, executive officers and non-employees are not eligible to participate in the Option Exchange Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Election to Participate. Grants of new options under the Option Exchange Program will be made on the date of the first meeting of the Compensation Committee of VeriSign’s Board of Directors held at least six months and one day from the date we cancel the options accepted for exchange. It is our current intention to hold this meeting of the compensation committee of VeriSign’s Board of Directors as close to June 27, 2003 as possible. The Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange; however, you cannot elect to cancel and exchange only a part of an outstanding option. The Option Exchange Program is subject to conditions, which are described in Section 6 of this document.

In order to receive the new option, you must still be employed with us on the new option grant date. Your election to participate in the Option Exchange Program does not in any way change your status as an at-will employee of VeriSign. In addition, we cannot guarantee you that you will receive a new option in the Option Exchange Program if a change of control of VeriSign occurs between the cancellation of your options and the new option grant date.

We are implementing the Option Exchange Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer provide the same employee incentives as when they were granted. We believe that the Option Exchange Program will provide renewed incentives to our employees and that, for many employees, the exchange will create a better opportunity to potentially obtain value from their options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options for new options.

As of November 20, 2002, options to purchase 18,133,243 shares of our common stock were issued and outstanding under the 2001 Plan. These options had exercise prices ranging from $5.05 to $60.01 per share. All options we accept in this program will be cancelled. The shares of common stock subject to those options cancelled in the Option Exchange Program will be returned to the pool of shares available for new option grants under the 2001 Plan.

1.    NEW OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all eligible outstanding options that are properly elected and accepted for exchange and not validly withdrawn in accordance with Section 4 before the “expiration date”, as defined below, for new options to purchase common stock under the 2001 Plan.

The number of shares that will be subject to the new option(s) to be granted to you for each share subject to an option that is cancelled under the Option Exchange Program is set forth in the table below, subject to adjustments for any future stock splits, stock dividends and similar events that may occur during the exchange period:

Current Exercise Price of Cancelled Option	Number of Shares Subject to Cancelled Options	Number of Shares Subject to New Options
$24.99 or less	1	1.000
$25.00 to $49.99	1	0.500
$50.00 or more	1	0.400

No fractional shares will be issued. If the number of shares subject to a new option would include a fraction of a share, the number of shares will be rounded. For example, if you exchange an option to purchase 251 shares at an exercise price of $60.00 per share, the actual number of options received will be 100 shares, with no fractional 0.40 shares issued.

The new option will be subject to the terms of the 2001 Plan and a new option award form. All new options granted in the Option Exchange Program will be nonqualified stock options. If you choose to cancel more than one option, you will have the same number of options following the new option grant date, with the number of shares subject to each new option adjusted as set forth in the table above. Separate cancelled options will not be consolidated into a single new option. The exercise price of the new options granted in the Option Exchange Program will be the closing sales price of our common stock as reported on the Nasdaq National Market on the new option grant date. The new options granted under the Option Exchange Program will be vested to the same extent, as a percentage of the total number of shares subject to the option, that the cancelled option would have been vested if the cancelled option had remained outstanding until the new option grant date. All vested shares on the new option grant date will be immediately exercisable. Your new option will expire on the same expiration date as that of the cancelled option. The terms and conditions of the new options granted under the Option Exchange Program will be substantially the same as the cancelled options.

Any current domestic employee of VeriSign or its subsidiaries who holds stock options under the 2001 Plan is eligible to participate in the Option Exchange Program. Any employee whose employment with us has been terminated before the new grant date, whether voluntarily or involuntarily, is not eligible to participate in the Option Exchange Program, irrespective of the effective date of termination. Members of VeriSign’s Board of Directors, executive officers, employees located outside of the United States and non-employees are not eligible to participate in the Option Exchange Program. Additionally, persons receiving option grants subsequent to May 24, 2002 are not eligible to participate in the Option Exchange Program.

IF YOU ARE NOT AN EMPLOYEE OF VERISIGN OR ONE OF OUR SUBSIDIARIES ON THE NEW OPTION GRANT DATE, YOU WILL NOT RECEIVE A NEW OPTION(S) IN EXCHANGE FOR YOUR CANCELLED OPTION(S) THAT HAVE BEEN ACCEPTED FOR EXCHANGE.

If you wish to participate in the Option Exchange Program, you may elect to cancel any of your options under the 2001 Plan. If you elect to cancel an option, it must be cancelled as to all shares that are subject to the option. An option cannot be partially cancelled. Options granted under stock options plans other than the 2001 Plan are not eligible for the Option Exchange Program.

The term “expiration date” means 9:00 p.m., Pacific Time, on December 26, 2002, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Option Exchange Program, in which event the term “expiration date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the expiration date.

We will notify you of such action, and extend the expiration date for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

•	the amount of consideration offered for the options; or

•
the period in which you may participate in the Option Exchange Program by changing the date on which your right to participate is scheduled to expire to a date not earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

For purposes of the Option Exchange Program, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

2.    PURPOSE OF THE OPTION EXCHANGE PROGRAM.

We issued the options outstanding under the 2001 Plan to provide our employees an opportunity to acquire or increase their ownership stake in VeriSign, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent market price of our common stock. We are implementing the Option Exchange Program to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and will maximize the value of our common stock for our current stockholders.

Because of the number of options currently outstanding, a grant of additional options to all VeriSign employees holding out-of-the-money options could be significantly dilutive to our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE TECHNOLOGY SECTOR AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE NEW OPTION GRANT
DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION(S)) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION(S), OR THAT YOUR NEW OPTION(S) WILL INCREASE IN VALUE OVER TIME.

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we currently have no plans or proposals (however, we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our Board of Directors or management;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

•
the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under any of our stock option plans or purchases made under our employee stock purchase plan) in an amount that is material to us; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to participate in the Option Exchange Program, nor have we authorized any person to make any such recommendation. We urge you to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Option Exchange Program.

3.    PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

Proper Exchange Of Options.    To elect to participate in the Option Exchange Program, you must properly complete, duly execute and deliver to us the Election to Participate form, or a facsimile of the same. VeriSign Stock Administration must receive all of the required documents before the expiration date. You can deliver them by fax at (650) 426-3335 or by mail to VeriSign, Inc., Stock Administration, Attn: Linda Hart, 487 East Middlefield Road, Mountain View, California 94043. Alternatively, you can hand deliver your form to VeriSign Stock Administration at one of the following locations:

Mountain View Site: Linda Hart Manager, Stock Administration 487 East Middlefield Road, Room #21053 Mountain View, CA 94043 (650) 426-3412 (o) (650) 426-3335 (fax)	Northern Virginia Sites: David Pomponio Director, Employee Programs 21345 Ridgetop Circle, Room 1147 Dulles, VA 20166 (703) 948-4562 (o)	Olympia, Washington Site: Jamie Schultz Director, Human Resources 4501 Intelco Loop SE PO Box 2909 Olympia, WA 98507 (360) 493-6193 (o)

Kansas City, Kansas Site: Denise Hedrick HR Consultant 7400 West 129th Street Overland Park, KS 66213 (913) 814-6206 (o)	Savannah, Georgia Site: Erin Sheldon HR Consultant 222 W Oglethorpe Avenue, 2nd Floor Savannah, GA 31401 (912) 557-4156 (o)

Please allow sufficient time to ensure that we receive these documents on time. If VeriSign Stock Administration does not receive your form by the deadline, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged at their original price and terms.

The method of delivery of all documents, including the Election to Participate and any other required documents, is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery. If you do not receive a confirmation by email of receipt of your Election to Participate form promptly after delivery of the form to VeriSign Stock Administration, please contact VeriSign Stock Administration at your office location.

Determination Of Validity; Rejection Of Options; Waiver Of Defects; No Obligation To Give Notice Of Defects.    We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Stock Option Exchange Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes An Agreement.    Your election to participate in the Option Exchange Program under the procedures described above constitutes your acceptance of the terms and conditions of the Option Exchange Program. Our acceptance for cancellation of the options elected for exchange by you under the Option Exchange Program will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Option Exchange Program.

Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly elected options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

You have the right to withdraw the options you have elected to cancel at any time before 9:00 p.m. Pacific Time on December 26, 2002. If we extend the time during which you may elect to participate in the Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires.

To withdraw options, you must deliver a written Notice of Withdrawal with the required information included, while you still have the right to withdraw the Election to Participate. A form of Notice of Withdrawal accompanies this Offer to Exchange. The Notice of Withdrawal must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn. You can send it by mail to VeriSign, Inc., Stock Administration, Attn: Linda Hart, 487 East Middlefield Road, Mountain View, California 94043, or by facsimile to (650) 426-3335. Alternatively, you can hand deliver your Notice of Withdrawal to VeriSign Stock Administration to the locations identified in Section 3.

You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for participation in the Option Exchange Program, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

Neither VeriSign nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this Offer to Exchange and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. If your options are properly elected for exchange on or prior to December 26, 2002 and accepted for exchange, you will be granted a new stock option on the new option grant date, which will be on or after June 27, 2003. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted a new stock option on the date of a meeting of the Compensation Committee of the Board of Directors held at least six months and one day after the extended date.

If we accept options you elect to exchange in the Option Exchange Program, you will be ineligible until after the new option grant date for any additional stock option grants for which you might otherwise have been eligible before the new option grant date. This allows us to avoid incurring a compensation expense because of accounting rules that could apply to these interim option grants as a result of the Option Exchange Program.

The method for determining the number of shares pursuant to new options and terms of such new options that you may be granted under the Option Exchange Program are set forth and described in Section 1 (“New Options; Expiration Date”).

Your employment with VeriSign is on an at-will basis and nothing in this Offer to Exchange modifies or changes that. Therefore, if your employment with VeriSign or one of its subsidiaries is terminated by you or VeriSign voluntarily, involuntarily, or for any reason or no reason, before the new option grant date, you will not have a right to any stock options that were previously cancelled, and you will not have a right to any grant that would have been granted on the new option grant date. If you are not an employee of VeriSign or one of our subsidiaries from the date you elect to exchange options through the date we grant the new options, you will not be eligible to receive a grant of a new option in exchange for your cancelled options that have been accepted for exchange. You also will not receive any other consideration for your cancelled options if you are not an employee from the date you elect to participate in the Option Exchange Program through the date we grant the new options.

In the event of a change of control of VeriSign occurring before we issue the new options under the Option Exchange Program, to the extent the acquiring company agrees to assume other outstanding options of VeriSign, we will use reasonable efforts to require the acquiring company to assume the obligation to issue new options under the Option Exchange Program, however, we cannot assure you that we will be successful. The Option Exchange Program is designed such that employees with the right to receive new options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive a new option in the surviving entity provided that you remain continuously employed with VeriSign and the acquiring company through the new option grant date. The amount of shares subject to the new stock option grant you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option you receive may not cover the number of shares indicated previously in this Section 5. The exercise price per share of the new options would be the closing price of the acquiring company’s stock on the new option grant date.

In the event of a sale of some of our assets such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue new options under the Option Exchange Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

We cannot guarantee that the acquiring company in any change of control transaction would agree to assume existing options and therefore the obligation to issue new options under the Option Exchange Program. Therefore, it is possible that you may not receive any new options, securities of the surviving company or other consideration in exchange for your cancelled options if we are acquired before the new options are granted under the Option Exchange Program. In addition, the announcement of a change of control transaction regarding VeriSign could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Option Exchange Program.

We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our Board of Directors believes is in the best interest of our company and our stockholders.

For purposes of the Option Exchange Program, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn as, if and when we give notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the expiration date, we currently expect that you will receive a confirmation by email of our acceptance for exchange of such options promptly after receipt of your Election to Participate in the Option Exchange Program. We anticipate that your new options will be reflected at E*Trade OptionsLink (www.optionslink.com) within approximately fifteen days of the new grant being made to you. Your new option award forms will be mailed to you within approximately three weeks of the new option grant date.

6.    CONDITIONS OF THE OPTION EXCHANGE PROGRAM.

Notwithstanding any other provision of the Option Exchange Program, we will not be required to accept any options submitted to us for cancellation and exchange, and we may terminate or amend the Option Exchange Program, or postpone our acceptance and cancellation of any options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after November 27, 2002 and prior to the expiration of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, we have determined prior to the expiration of this offer that the occurrence of such event or events makes it inadvisable for us to proceed with the Option Exchange Program or to accept and cancel options submitted to us for exchange:

(1)
any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Option Exchange Program, the acquisition of some or all of the options submitted to us for exchange under the Option Exchange Program, the issuance of new options, or otherwise relates in any manner to the Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of VeriSign or our subsidiaries;

(2)	the rules or regulations of the Securities and Exchange Commission or the Nasdaq Stock Market require that our stockholders approve the Option Exchange Program;

(3)
any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the Option Exchange Program or VeriSign or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•
make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue the new options for some or all of the options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the Option Exchange Program or otherwise relates in any manner to the Option Exchange Program;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

•
materially and adversely affect the business, condition (financial or other), income, operations or prospects of VeriSign or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(4)	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union, whether or not mandatory;

•
the commencement or escalation of a war, armed hostilities or other international or national crisis, including acts of terrorism, directly or indirectly involving the United States or any of its territories;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•
any negative change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of VeriSign or our subsidiaries or the trading in the shares of our common stock;

•	in the case of any of the foregoing existing at the time of the commencement of the Option Exchange Program, a material acceleration or worsening thereof; or

•
any decline in either the Nasdaq National Stock Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 27, 2002;

(5)
there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense in connection with the Option Exchange Program;

(6)
a tender offer or exchange offer for any or all of the shares (other than this offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person;

(7)	one or more of the following has occurred:

•
any person, entity or “group”, within the meaning of Section 13(d)(3) of the Securities Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before November 27, 2002);

•
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before November 27, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock and such acquisition should be reported on a Schedule 13D; or

•
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(8)
any negative change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of VeriSign or our subsidiaries that could in VeriSign’s reasonable judgment have a material adverse effect on the business, condition (financial or other), operations or prospects of VeriSign or our subsidiaries; or

(9)
we determine that there is a reasonable likelihood that the completion of the offer and the purchase of the shares may otherwise cause the shares to be delisted from the Nasdaq National Market or cause us to no longer be subject to the periodic reporting requirements of the Exchange Act.

The conditions to the Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Option Exchange Program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all parties.

7.    PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

There is no market for options to purchase our common stock. Our common stock has been quoted on the Nasdaq National Market System under the symbol “VRSN” since our initial public offering on January 29, 1998. The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the Nasdaq National Market:

	High	Low
Fiscal 2000
Fourth Quarter	$207.88	$65.38
Fiscal 2001
First Quarter	97.95	29.88
Second Quarter	67.94	26.25
Third Quarter	63.22	32.53
Fourth Quarter	53.45	35.38
Fiscal 2002
First Quarter	39.22	21.47
Second Quarter	27.40	6.80
Third Quarter	8.79	4.60
Fourth Quarter (through November 26, 2002)	10.59	4.13

We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Option Exchange Program.

8.    SOURCE AND AMOUNT OF CONSIDERATION.

We will issue new options to purchase common stock under the 2001 Plan in exchange for outstanding eligible options properly elected and accepted for exchange by us. The number of shares subject to new options that will be granted for each share subject to a cancelled option and terms of those new options are described in Section 1 (“New Options; Expiration Date”). We will issue a new option award form to each option holder who receives a new option on the new option grant date. Options to purchase a maximum of approximately 9,917,757 shares will be granted under the Option Exchange Program if the maximum number of eligible options are surrendered for cancellation.

The terms and conditions of current options under the 2001 Plan are set forth in the 2001 Plan and the stock option award forms issued in connection with the grant. The terms and conditions of the 2001 Plan are summarized in the applicable prospectuses prepared by us and previously distributed to you. You may obtain copies of each of these prospectuses and the 2001 Plan as indicated below.

Important Note: The statements in this Offer to Exchange concerning the 2001 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2001 Plan and the form of stock option agreements under the 2001 Plan.

Please contact VeriSign Stock Administration (650) 426-3412 to receive a copy of the 2001 Plan, prospectuses or forms of stock option award forms. We will promptly furnish you copies of these documents at our expense.

9.    INFORMATION CONCERNING VERISIGN; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION.

Overview

VeriSign is a leading provider of digital trust services that enable Web site owners, enterprises, communications service providers, electronic commerce service providers and individuals to engage in secure digital commerce and communications. Our digital trust services include three core offerings: managed security and network services, registry and telecommunications services, and Web presence and trust services. We market our services through our direct sales force, telesales operations, member organizations in our global affiliate network, value added resellers, service providers and our Web sites. We are organized into two customer-focused lines of business: the Enterprise and Service Provider Division and the Mass Markets Division. The Enterprise and Service Provider Division delivers products and services to organizations that want to establish and deliver Internet-based and telecommunications-based services to customers in the business-to-consumer and business-to-business environments. The Mass Markets Division delivers products and services to small and medium size enterprises, as well as to consumers who wish to establish an online presence. The address of our principal executive offices is 487 East Middlefield Road, Mountain View, California 94043.

Additional information about VeriSign is available from the documents described in Section 16. The financial statements included in our annual report on Form 10-K for the fiscal year ended 2001 and our quarterly report on Form 10-Q for the quarter ended September 30, 2002 are incorporated herein by reference. Copies of these reports are available from us upon request and are available to the public on the Web site of the Securities and Exchange Commission at www.sec.gov.

Selected Financial Data

The following table summarizes certain of our consolidated financial data.

	Year Ended		Nine Months Ended
	December 31, 2001	December 31, 2000	September 30, 2002	September 30, 2001
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$983,564	$474,766	$946,666	$699,765
Costs of revenues	343,721	163,049	436,084	238,166
Total costs and expenses	14,394,390	3,675,075	5,709,741	13,702,739
Operating loss	(13,410,826)	(3,200,309)	(4,763,075)	(13,002,974)
Total other income (expense)	(22,469)	86,169	(154,025)	(17,456)
Net income (loss)	(13,355,952)	(3,115,474)	(4,921,917)	(12,954,842)
Net income (loss) per share, basic and diluted	(65.64)	(19.57)	(20.83)	(64.34)
Shares used in per share computation, basic and diluted:	203,478	159,169	236,283	201,362

	As Of
	December 31, 2001	December 31, 2000	September 30, 2002	September 30, 2001
Balance Sheet Data:
Cash, cash equivalents and investments	$928,478	$1,235,420	$382,060	$1,186,599
Working capital	256,714	520,953	(129,493)	294,350
Total current liabilities	833,845	665,479	737,250	689,817
Total long-term liabilities	197,589	59,135	244,347	146,203
Total stockholders’ equity	6,506,074	18,470,608	1,617,326	5,558,646

Factors That You Should Consider When Making Your Decision

In addition to the risks described under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 19, 2002 and the risks described under the caption “Factors That May Affect Future Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 13, 2002, you should carefully consider the risks and uncertainties described below and the other information in this Offer to Exchange before deciding whether to participate in the Option Exchange Program. Copies of these reports are available from us upon request and are available to the public on the Web site of the Securities and Exchange Commission at www.sec.gov.

The value of our common stock fluctuates significantly, which could result in an exercise price for your new option that is the same as or greater than your existing option.    The market price of our common stock has been highly volatile, has been or could be affected by factors such as the announcement of new products or product enhancements by us or our competitors, technological innovation by us or our competitors, quarterly variations in our or our competitors’ results of operations and announcements of expected future results, changes in prices of our or our competitors’ products and services, changes in revenue and revenue growth rates for us as a whole or for specific geographic areas, business units, products or product categories, changes in the level of demand for our product and general market conditions or market conditions specific to particular industries. As a result, the exercise price of the option received under the Option Exchange Program may be greater than the exercise price of your current option.

If you are not employed by VeriSign on the new option grant date, you will not receive a new option.    In order to receive new options in exchange for your cancelled options you must be employed by VeriSign on the new option grant date. If you elect to participate in the Option Exchange Program and are no longer employed by VeriSign on the new option grant date, you will not receive new options or any other consideration in exchange for your cancelled options, including any shares subject to those options that may be vested at the time of cancellation.

If there is a change of control of VeriSign, you may not receive a new option.    In the event of a change of control of VeriSign occurring before the new option grant date, we cannot guarantee that the acquiring company would agree to assume existing options and therefore the obligation to issue new options under the Option Exchange Program. Therefore, it is possible that you may not receive any new options, securities of the surviving company or other consideration in exchange for your cancelled options if there is a change of control of VeriSign before the new option grant date, even if you are vested with respect to some or all of the option at this time. In addition, the announcement of a change of control transaction regarding VeriSign could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Option Exchange Program.

Tax treatment of new options.    Options granted under the Option Exchange Program will be nonqualified stock options. No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. The optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

10.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

The names of the members of the Board of Directors and executive officers of VeriSign and their positions and offices as of November 20, 2002 are set forth below:

Name	Position	Shares Subject to Outstanding Options under the 2001 Plan
		Number of Shares	% of Total Outstanding
Stratton D. Sclavos	President, Chief Executive Officer and Chairman of the Board of Directors	1,725,000	9.51%

Dana L. Evan	Executive Vice President, Finance and Administration and Chief Financial Officer	—	—

Quentin P. Gallivan	Executive Vice President, Worldwide Sales and Services	—	—

Robert J. Korzeniewski	Executive Vice President, Corporate and Business Development	—	—

F. Terry Kremian	Executive Vice President, Illuminet	—	—

Russell S. Lewis	Executive Vice President and General Manager, VeriSign Global Registry Services	80,000	0.44%

W.G. Champ Mitchell	Executive Vice President and Group General Manager, Mass Markets Division	—	—

Anil H.P. Pereira	Executive Vice President and Group General Manager, Enterprise and Service Provider Division	—	—

William P. Fasig	Senior Vice President, Corporate Marketing Services	—	—

James M. Ulam	Senior Vice President, General Counsel and Secretary	—	—

D. James Bidzos	Vice Chairman of the Board	—	—

William L. Chenevich	Director	—	—

Kevin R. Compton	Director	—	—

David J. Cowan	Director	—	—

Scott G. Kriens	Director	—	—

Roger H. Moore	Director	—	—

Gregory L. Reyes	Director	—	—

The address of each member of the Board of Directors and executive officer is c/o VeriSign, Inc., 487 East Middlefield Road, Mountain View, California 94043.

As of November 20, 2002, our executive officers and directors as a group (17 persons) held options to purchase a total of 1,805,000 shares of our common stock under the 2001 Plan. These options represented approximately 9.95% of the shares subject to all VeriSign options outstanding under the 2001 Plan as of that date. Please see the definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 3, 2002, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of February 28, 2002.

None of the members of our Board of Directors or executive officers are eligible to participate in the Option Exchange Program.

On October 30, 2002, Anil H.P. Pereira, one of our executive officers, exercised options to purchase 1,500 shares of our common stock at $0.562 per share. On November 4, 2002, D. James Bidzos, our Vice Chairman of the Board of Directors, exercised options to purchase 10,000 shares of our common stock at $2.00 per share. Mr. Bidzos sold these shares on the open market on November 8, 2002 for $9.276 per share. Other than these transactions, there were no stock and stock option transactions involving our executive officers or Board of Directors within the 60 days before the commencement of the Option Exchange Program.

All members of the Board of Directors are eligible to receive stock options under VeriSign’s stock option plans, and members of the Board of Directors who are not employees of VeriSign, or any parent, subsidiary or affiliate of VeriSign, are eligible to participate in the 1998 Directors Stock Option Plan, referred to herein as the Directors Stock Option Plan. The option grants under the Directors Stock Option Plan are automatic and nondiscretionary, and the exercise price of the options is 100% of the fair market value of the common stock on the date of grant. Each new director who is eligible to participate will initially be granted an option to purchase 25,000 shares on the date such director first becomes a director. These grants are referred to as “Initial Grants.” On each anniversary of a director’s Initial Grant or most recent grant if such director did not receive an Initial Grant, each eligible director will automatically be granted an additional option to purchase 12,500 shares if such director has served continuously as a member of the Board of Directors since the date of such director’s Initial Grant or most recent grant if such director did not receive an Initial Grant. The term of such options is ten years. They will terminate seven months following the date the director ceases to be a director or, if VeriSign so specifies in the grant, a consultant of VeriSign (twelve months if the termination is due to death or disability). All options granted under the Directors Stock Option Plan will vest as to 6.25% of the shares each quarter after the date of grant, provided the optionee continues as a director or, if VeriSign so specifies in the grant, as a consultant of VeriSign. Additionally, immediately prior to the dissolution or liquidation of VeriSign or a “change in control” transaction, all options granted under the Directors Stock Option Plan will accelerate and will be exercisable for a period of up to six months following the transaction, after which period any unexercised options will expire. In 2001, VeriSign granted under the Directors Stock Option Plan to each of Messrs. Bidzos, Chenevich, Compton and Cowan options to purchase 17,500 shares of its common stock with a weighted average exercise price of $55.48 per share, and to each of Mr. Kriens and Mr. Reyes an option to purchase 25,000 shares of its common stock with an exercise price of $61.81 and $34.44, respectively, per share. As of November 20, 2002, VeriSign granted under the Directors Stock Option Plan options to purchase 100,000 shares of common stock with a weighted average exercise price of $17.76 per share during 2002.

11.    STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE STOCK OPTION EXCHANGE PROGRAM.

The shares of common stock subject to those options cancelled under the Option Exchange Program will be returned to the pool of shares available for new option grants under the 2001 Plan.

We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Option Exchange Program because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all new options will equal the closing market price of the common stock on the new option grant date (or the last trading day before the new option grant date, if the market for trading in our stock is closed on such date).

12.    LEGAL MATTERS; REGULATORY APPROVALS.

Except as noted below, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Option Exchange Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Option Exchange Program to accept options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.    MATERIAL TAX CONSEQUENCES.

The following is a general summary of the material consequences of the exchange of options under the Option Exchange Program. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. If you exchange your options for new options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new options are granted. With regard to the new options, the tax aspects of such options will be the same as any other option grant. If you do not participate in the Option Exchange Program, we do not believe that any of the terms of your eligible stock options will change.

Options granted under the Option Exchange Program will be nonqualified stock options in that they will not satisfy the requirements of Section 422 of the Internal Revenue Code to be considered incentive stock options. The federal income tax treatment for nonqualified stock options is as follows:

•
No taxable income is recognized by an optionee upon the grant of a nonqualified stock option without a readily ascertainable fair market value. The optionee will, in general, recognize ordinary income in the year in which the nonqualified stock option is exercised so long as the underlying stock is not subject to is subject to both substantial risk of forfeiture and transferability restrictions. The amount of ordinary income in such cases is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

•
We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction will in general be allowed for the taxable year of VeriSign in which the ordinary income is recognized by the optionee.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Option Exchange Program in your particular circumstances.

14.    EXTENSION OF THE OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

We also expressly reserve the right, in our sole discretion, prior to the expiration date, to terminate or amend the Option Exchange Program and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Option Exchange Program.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Option Exchange Program in any respect.

Amendments to the Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Option Exchange Program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

If we materially change the terms of the Option Exchange Program or the information concerning the Option Exchange Program, or if we waive a material condition of the Option Exchange Program, we will extend the expiration date. Except for a change in the ratio by which cancelled options are exchanged for new options under the Option Exchange Program, the amount of time by which we will extend the expiration date following a material change in the term of the Option Exchange Program or information concerning the Option Exchange Program will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you of such action, and we will extend the deadline to participate in the Option Exchange Program for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

•	the amount of consideration offered for the exchanged options;

•
the number of options eligible to be elected for exchange in the Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Option Exchange Program immediately prior to the increase; or

•
the period in which you may participate in the Option Exchange Program, provided that the date on which your right to participate is scheduled to expire will not be changed to a date earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15.    FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options under the Option Exchange Program.

16.    ADDITIONAL INFORMATION.

We recommend that, in addition to this Offer to Exchange and Election to Participate, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to participate in the Option Exchange Program:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 19, 2002;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 13, 2002;

•	the definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 3, 2002;

•
the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on January 6, 1998, including any amendments or reports we file for the purpose of updating that description; and

•
all documents subsequently filed by us, during the pendency of the Offer to Exchange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Offer to Exchange and before the termination of this offering.

The Securities and Exchange Commission file number for all of these filings is 000-23593. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission located in its offices at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the Web site of the Securities and Exchange Commission at www.sec.gov.

We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

VeriSign, Inc.
Stock Administration
487 East Middlefield Road
Mountain View, California 94043

You may also make a request by telephone at (650) 426-4408 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, Monday through Friday.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about VeriSign should be read together with the information contained in the documents to which we have referred you.

VeriSign, Inc.	November 27, 2002